Exhibit 99.1
EPR PROPERTIES REPORTS SECOND QUARTER RESULTS

Kansas City, MO, August 4, 2015 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2015.

Three Months Ended June 30, 2015

•	Total revenue was $101.3 million for the second quarter of 2015, representing a 10% increase from $91.8 million for the same quarter in 2014.

•
Net income available to common shareholders was $42.8 million, or $0.75 per diluted common share, for the second quarter of 2015 compared to $34.8 million, or $0.65 per diluted common share, for the same quarter in 2014.

•
Funds From Operations (FFO) for the second quarter of 2015 was $64.3 million, or $1.12 per diluted common share, compared to $50.4 million, or $0.94 per diluted common share, for the same quarter in 2014.

•
FFO as adjusted for the second quarter of 2015 was $62.3 million, or $1.08 per diluted common share, compared to $52.0 million, or $0.97 per diluted common share, for the same quarter in 2014, representing an 11% increase in per share results.

Six Months Ended June 30, 2015

•	Total revenue was $200.7 million for the six months ended June 30, 2015, representing an 11% increase from $181.6 million for the same period in 2014.

•
Net income available to common shareholders was $79.7 million, or $1.39 per diluted common share, for the six months ended June 30, 2015 compared to $72.4 million, or $1.36 per diluted common share, for the same period in 2014.

•	FFO for the six months ended June 30, 2015 was $96.5 million, or $1.68 per diluted common share, compared to $103.1 million, or $1.94 per diluted common share, for the same period in 2014.

•
FFO as adjusted for the six months ended June 30, 2015 was $121.3 million, or $2.11 per diluted common share, compared to $101.5 million, or $1.91 per diluted common share, for the same period in 2014, representing a 10% increase in per share results.

Greg Silvers, President and CEO, commented, “We are very pleased with our performance for the first half of the year, with strong earnings growth and more than $334 million of capital investments. Additionally, our pipeline across our three primary investment segments remains robust as our deep sector knowledge and relationships continue to provide us access to differentiated opportunities.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended June 30,
	2015		2014
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders	$64,336	$1.12	$50,366	$0.94
Costs associated with loan refinancing	243	—	—	—
Transaction costs	4,429	0.08	756	0.01
Deferred income tax (benefit) expense	(6,711)	(0.12)	842	0.02
FFO as adjusted available to common shareholders	$62,297	$1.08	$51,964	$0.97

Dividends declared per common share		$0.908		$0.855
FFO as adjusted available to common shareholders payout ratio		84%		88%

	Six Months Ended June 30,
	2015		2014
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders	$96,478	$1.68	$103,050	$1.94
Costs associated with loan refinancing	243	—	—	—
Transaction costs (benefit)	6,035	0.11	(2,424)	(0.05)
Retirement severance expense	18,578	0.32	—	—
Gain on sale of land	(176)	—	(330)	—
Deferred income tax expense	177	—	1,249	0.02
FFO as adjusted available to common shareholders	$121,335	$2.11	$101,545	$1.91

Dividends declared per common share		$1.815		$1.710
FFO as adjusted available to common shareholders payout ratio		86%		90%

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at June 30, 2015:

•
The Entertainment segment included investments in 128 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and six family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.7 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 64 public charter school properties, seven early education centers and one private school property. The Company’s portfolio of owned education properties consisted of 3.6 million square feet and was 100% leased.

•	The Recreation segment included investments in 10 metro ski parks, five waterparks and 12 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 16.6 million square feet and was 99% leased. As of June 30, 2015, the Company had a total of approximately $494.1 million invested in property under development, including $175.8 million related to the Adelaar casino and resort project in Sullivan County, New York.

Investment Update

The Company's investment spending during the three months ended June 30, 2015 totaled $198.3 million (bringing the year-to-date investment spending to $334.7 million), and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $36.1 million, and was related primarily to investments in build-to-suit construction of three megaplex theatres and development of one family entertainment center, as well as the acquisition of one megaplex theatre located in Florida, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Education investment spending totaled $101.5 million, and was related primarily to investments in build-to-suit construction of 16 public charter schools, four private schools and 18 early childhood education centers, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $57.7 million, and was related to build-to-suit construction of 11 Topgolf golf entertainment facilities and Camelback Mountain Resort, each of which is subject to a long-term triple net lease or a long-term mortgage agreement.

•	Other investment spending totaled $3.0 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 43% at June 30, 2015. The Company had $6.1 million of unrestricted cash on hand and $100 million outstanding under its $650 million unsecured revolving credit facility at June 30, 2015.

As previously announced, on April 24, 2015, the Company amended, restated and combined its unsecured revolving credit and term loan facilities. These amendments increased the borrowing capacity, extended the maturity and lowered the rate of the Company's combined facility. As planned, on July 24, 2015, the Company borrowed the remaining $65 million available on the $350 million term loan portion of this facility, which was used to pay down a portion of the Company's unsecured revolving credit facility.

Subsequent to quarter-end, in July, the Company issued 580,251 common shares under its Direct Stock Purchase Plan (DSPP) for net proceeds of $32.4 million, which were used to pay down a portion of the Company's unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the second quarter of 2015 totaling $0.9075 per common share. This dividend represents an annualized dividend of $3.63 per common share, an increase of 6.1% over the prior year.

The Company also declared second quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

Guidance

The Company is confirming its 2015 guidance for FFO as adjusted per diluted share of a range of $4.34 to $4.44 and confirming its 2015 investment spending guidance of a range of $500 million to $550 million.

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2015 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Rental revenue	$77,860	$69,918	$154,600	$136,349
Tenant reimbursements	3,965	4,281	8,268	8,869
Other income	1,148	187	1,698	361
Mortgage and other financing income	18,285	17,401	36,128	36,064
Total revenue	101,258	91,787	200,694	181,643
Property operating expense	5,770	5,539	12,127	11,988
Other expense	210	219	312	318
General and administrative expense	7,756	7,079	15,438	14,541
Retirement severance expense	—	—	18,578	—
Costs associated with loan refinancing	243	—	243	—
Interest expense, net	20,007	20,555	38,594	40,453
Transaction costs	4,429	756	6,035	952
Depreciation and amortization	21,849	16,002	41,204	31,329
Income before equity in income from joint ventures and other items	40,994	41,637	68,163	82,062
Equity in income from joint ventures	198	267	362	578
Gain on sale of real estate	—	—	23,924	330
Gain on sale of investment in a direct financing lease	—	220	—	220
Income before income taxes	41,192	42,124	92,449	83,190
Income tax expense (benefit)	(7,506)	1,360	920	2,285
Income from continuing operations	$48,698	$40,764	$91,529	$80,905
Discontinued operations:
Income (loss) from discontinued operations	68	(4)	58	11
Transaction (costs) benefit	—	—	—	3,376
Net income attributable to EPR Properties	48,766	40,760	91,587	84,292
Preferred dividend requirements	(5,952)	(5,952)	(11,904)	(11,904)
Net income available to common shareholders of EPR Properties	$42,814	$34,808	$79,683	$72,388
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.75	$0.65	$1.39	$1.30
Income from discontinued operations	—	—	—	0.06
Net income available to common shareholders	$0.75	$0.65	$1.39	$1.37
Diluted earnings per share data:
Income from continuing operations	$0.75	$0.65	$1.39	$1.30
Income from discontinued operations	—	—	—	0.06
Net income available to common shareholders	$0.75	$0.65	$1.39	$1.36
Shares used for computation (in thousands):
Basic	57,200	53,458	57,156	53,002
Diluted	57,446	53,654	57,408	53,189

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
FFO:
Net income available to common shareholders of EPR Properties	$42,814	$34,808	$79,683	$72,388
Gain on sale of real estate (excluding land sale)	—	—	(23,748)	—
Gain on sale of investment in a direct financing lease	—	(220)	—	(220)
Real estate depreciation and amortization	21,457	15,725	40,414	30,774
Allocated share of joint venture depreciation	65	53	129	108
FFO available to common shareholders of EPR Properties	$64,336	$50,366	$96,478	$103,050

FFO per common share attributable to EPR Properties:
Basic	$1.12	$0.94	$1.69	$1.94
Diluted	1.12	0.94	1.68	1.94
Shares used for computation (in thousands):
Basic	57,200	53,458	57,156	53,002
Diluted	57,446	53,654	57,408	53,189

Other financial information:
Straight-lined rental revenue	$3,211	$1,107	$6,154	$2,218
Dividends per common share	$0.908	$0.855	$1.815	$1.710

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 2.0 million common shares that would result from the conversion of our 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three and six months ended June 30, 2015 and 2014 because the effect is anti-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	June 30, 2015	December 31, 2014
Assets
Rental properties, net of accumulated depreciation of $492,602 and $465,660 at June 30, 2015 and December 31, 2014, respectively	$2,536,539	$2,451,534
Land held for development	30,495	206,001
Property under development	494,066	181,798
Mortgage notes and related accrued interest receivable	546,245	507,955
Investment in a direct financing lease, net	189,203	199,332
Investment in joint ventures	6,101	5,738
Cash and cash equivalents	6,146	3,336
Restricted cash	15,289	13,072
Deferred financing costs, net	25,337	19,909
Accounts receivable, net	64,493	47,282
Other assets	77,478	66,091
Total assets	$3,991,392	$3,702,048
Liabilities and Equity
Accounts payable and accrued liabilities	$80,855	$82,180
Dividends payable	23,260	22,233
Unearned rents and interest	39,270	25,623
Debt	1,945,864	1,645,523
Total liabilities	2,089,249	1,775,559
EPR Properties shareholders’ equity	1,901,766	1,926,112
Noncontrolling interests	377	377
Total equity	1,902,143	1,926,489
Total liabilities and equity	$3,991,392	$3,702,048

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $4.3 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com